Exhibit 4.23

FIRST AMENDMENT AGREEMENT

RE: API INTEGRATION & DISTRIBUTION AGREEMENT

Multi-Health Systems Inc. and Ehave, Inc. entered into an API Integration & Distribution Agreement (Contract No. MHS-AIDA-EHA-20160922) executed on December 13, 2016 (the "Agreement").

This is a First Amendment to the Agreement (the "First Amendment Agreement") and is effective from the date of full execution (the "Amendment Effective Date"). This First Amendment Agreement is by and between

MULTI-HEALTH SYSTEMS INC. ("MHS"),

an Ontario corporation addressed at 3770 Victoria Park Avenue, Toronto, Ontario, M2H 3M6, Canada.

and

EHAVE, INC. ("Licensee"),

an Ontario corporation addressed at 250 University Avenue, Suite 200,

Toronto, Ontario, M5H 3E5, Canada.

For good and valuable consideration and pursuant to S. 10.12 of the Agreement, MHS and the Licensee have agreed to amend the Agreement as set out below:

1. Schedule III, Scope of Services, is hereby deleted and replaced with the following:

SCHEDULE III

Scope of Services

Purpose

The License is granted for the sole purposes of inclusion and integration of the Tests via an MHS Application Programming Interface, within the Licensee's mental health informatics platform (the "Licensee Platform").

MHS Tests

Application Programming Interface ("API") for select MHS Tests related to ADHD, Trauma, and Behavior.

Delivery of Services

Conners 3rd Edition™ (Conners 3®) API

Within thirty (30) days of execution of the Agreement or such later date as is mutually agreed upon by the parties in writing, MHS will provide the Licensee with all relevant documentation associated with the API delivery option for the Conners 3® as well as the necessary components in order to implement this option accordingly.

The Conners 3® API and relevant documentation were delivered by MHS to Licensee in December, 2016.

Conners Comprehensive Behavior Rating Scales™ (Conners CBRS®) API

On or before February 28th, 2017 or such later date as is mutually agreed upon by the parties in writing, MHS will provide the Licensee with all relevant documentation associated with the API delivery option for the Conners CBRS® as well as the necessary components in order to implement this option accordingly.

The Conners CBRS® API and relevant documentation were delivered by MHS to Licensee in December, 2016.

Davidson Trauma Scale™ (DTS™) API

On or before May 15, 2017, or such later date as is mutually agreed upon by the parties in writing, MHS will provide the Licensee with all relevant documentation associated with the API delivery option for the DTS™ as well as the necessary components in order to implement this option accordingly.

Startle Physiological Anger Numbness™ (SPAN™) API

On or before May 15, 2017, or such later date as is mutually agreed upon by the parties in writing, MHS will provide the Licensee with all relevant documentation associated with the API delivery option for the DTS™ as well as the necessary components in order to implement this option accordingly.

For any additional Tests, MHS and Licensee will enter into mutual discussions for the scheduling and delivery of each potential Test API of which will be added to the Agreement via a written Amendment duly signed by both parties.

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2.	Schedule IV, Consent Form, is hereby amended to delete subsection Copyright, Logos, and Trademarks and replace it with the following:

COPYRIGHT, LOGOS, AND TRADEMARKS

MHS is the copyright holder of the Conners 3®, Conners CBRS®, DTS™, and SPAN™. These rights are protected by Canadian intellectual property right laws, international treaty provisions, and other applicable national laws. No portion of this assessment, including the information, text, images, audio, or video, may be copied, modified, or used in any manner without prior written permission. Any name, logo, trademark, or service mark contained and accessed by this website is owned or licensed by MHS or Ehave, as the case may, be and may not be used in any manner without prior written permission. Unauthorized use of all or part of this assessment is strictly prohibited and may result in the violation of trademark, privacy, copyright, and publicity rights.

3.	Except as specifically deleted, amended or modified by this First Amendment Agreement on the Amendment Effective Date, all of the terms and provisions of the Agreement shall remain unchanged, continuous, and in full force and effect between MHS and the Licensee. To the extent of any conflict between the terms of this First Amendment Agreement and the Agreement, this First Amendment Agreement shall govern.

4.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

5.	Faxed and photostatic copies of this Agreement shall be considered valid legal documents.

IN WITNESS WHEREOF this First Amendment Agreement has been executed and dated by the parties hereto.

MULTI-HEALTH SYSTEMS INC.		EHAVE, INC.

/s/ Hazel Wheldon		/s/ Prateek Dwivedi
Hazel Wheldon, MA		Prateek Dwivedi
President & C.O.O.		C.E.O.

Date:	May 4, 2017	Date:	May 4, 2017

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